UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

January 28, 2003 (January 24, 2003)

Date of Report (Date of earliest event reported)

PEOPLES ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	1-5540	36-2642766
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

24th Floor, 130 East Randolph Drive, Chicago, Illinois	60601-6207
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(312) 240-4000

None

(Former name or former address, if changed since last report)

Item 5. Other Events

On January 24, 2003, Peoples Energy Corporation issued a press release and held a conference call to discuss financial results for the first quarter of fiscal year 2003 and reaffirmed its earnings guidance for fiscal year 2003. A complete copy of the press release and conference call script has been submitted in a separate Form 8-K under Item 9 filed January 24, 2003. This Form 8-K only contains certain forward-looking information that was disclosed in the press release, conference call script and responses to questions during the conference call.

Forward-looking information contained in the press release issued January 24, 2003:

• As previously announced, fiscal 2003 pension credits will decline $20.0 to $25.0 million compared to fiscal 2002 with about two-thirds of this decrease occurring in the current first quarter.

• "Assuming normal weather for the remainder of the year, we continue to estimate that fiscal 2003 earnings will be in the range of $2.70 to $2.80 per diluted share," said Peoples Energy Chairman, President and CEO Thomas M. Patrick. "Colder weather than last year should benefit gas distribution, but this improvement is expected to be offset by a previously disclosed reduction of $0.35 to $0.40 per share in pension credits for the full fiscal year, and higher bad debt expense. Early results from our diversified energy businesses are encouraging, particularly in the oil and gas segment, where strong prices and the first quarter acquisition of additional reserves are expected to significantly boost year-over-year operating income for the segment."

Forward-looking information contained in the script of the conference call held January 24, 2003 or responses to questions during the conference call:

• Management believes most if not all of the bad debt situation related to the winter of 2000/2001 is behind the company. However, as noted in the past, the reserve requirement remains an estimate and could be subject to further adjustment depending on weather, natural gas prices and the success of ongoing credit and collection activities.

• Taking advantage of today's low interest rate environment, we plan to refinance about $300 million of debt at The Peoples Gas Light and Coke Company and North Shore Gas Company over the next several months. The new debt will replace higher cost debt and term up a portion of existing adjustable rate debt, including commercial paper. The first of those transactions will occur during the next few weeks with the refinancing of $50 million of 6.8% tax exempt debt. When this financing activity is completed, we will have significantly extended the average life of our debt, enhanced our liquidity situation, and reduced interest rate risk all while reducing interest expense from the prior year.

• Peoples Energy's overall target for its debt ratio remains 50 to 55%.

• Peoples Energy continues to estimate that fiscal 2003 earnings will be in the range of $2.70 to $2.80 per share. A return to more normal weather and better than expected oil and gas results are expected to be mostly offset by significantly lower pension credits and higher bad debt expense in the gas distribution business. Cash flow remains strong and we expect our debt ratio to be in the targeted 50-55% range.

• Peoples Energy continues to estimate capital spending to be in the $200 million range, with about $85 million in the gas distribution business.

• The utility gas supply hedging program will reduce customer bills by as much as $80.0 million this year. Strengthened credit and collection procedures and aggressive marketing of government assistance programs for low-income customers will also help to manage prospective bad debt risk at the utilities.

• The company previously forecasted production for its Oil and Gas Segment would be up 10% to 20% in fiscal year 2003 and now believes that increases in production will be at the high end of that range.

Forward-Looking Information. The press release and conference call script contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's forecast of financial results, capital spending, and the adequacy of the reserve for uncollectible accounts. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; business and competitive conditions resulting from deregulation and consolidation of the energy industry; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's Gas Distribution, Power Generation and Oil and Gas Production segments; Aquila's financial ability to perform under its power sales tolling agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in the press release and conference call script are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

January 28, 2003	By: /s/ THOMAS A. NARDI
(Date)	Thomas A. Nardi
Senior Vice President, Chief Financial Officer and Treasurer